 Exhibit 99.1

Wellesley Bancorp, Inc. Reports Results for the Quarter and Year Ended December 31, 2015

WELLESLEY, Mass., Jan. 28, 2016 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the "Company"), the holding company for Wellesley Bank (the "Bank"), reported net income of $905 thousand and $2.6 million for the quarter and year ended December 31, 2015, respectively, compared to net income of $436 thousand and $1.8 million for the quarter and year ended December 31, 2014, respectively. The results for the quarter and year represent an increase of 107.6% and 49.1%, respectively, as compared to the prior year results. Diluted earnings per share were $0.39 and $1.14 for the quarter and year ended December 31, 2015, respectively, compared to $0.19 and $0.77 for the quarter and year ended December 31, 2014, respectively. Total assets were $621.2 million at December 31, 2015, an increase of $86.1 million or 16.1% from December 31, 2014 as net loans increased $64.0 million, while deposits and borrowings increased $82.6 million, including the debt issuance during the fourth quarter 2015 of $10.0 million in subordinated notes due in 2025.

Thomas J. Fontaine, President and Chief Executive Officer, said, "We have achieved record earnings and asset growth within our banking and wealth management operations. Our successful debt offering in the fourth quarter will enable us to continue to grow while maintaining capital levels significantly above regulatory requirements. Our success is a direct reflection of the effort and commitment of our employees and the support of our community and clients. I would like to thank our directors, our management team and our clients who have made this year possible."

Fourth Quarter Earnings
Net income increased $469 thousand, or 107.6%, for the quarter ended December 31, 2015 compared to the quarter ended December 31, 2014, as net interest income and noninterest income increased, partially offset by an increase in the provision for loan losses and increased noninterest expenses. Net interest income increased $731 thousand, or 17.3%, to $5.0 million for the quarter ended December 31, 2015, as compared to the quarter ended December 31, 2014. This increase was primarily due to increased interest income as the average balance of our loan portfolio increased, partially offset by higher interest expense as the average balance of deposits and borrowings also increased. The yield on earning assets for the quarter ended December 31, 2015 was 4.02%, a decrease of one basis point from the prior year's level. Deposit and borrowing costs were 0.87% for the quarter ended December 31, 2015 compared to 0.86% for the quarter ended December 31, 2014. The net interest margin was 3.31% for the 2015 quarter, compared to 3.32% for the 2014 quarter, reflecting relatively stable earning asset yields and cost of funds between the two periods. We recorded a provision for loan losses of $175 thousand for the quarter ended December 31, 2015, an increase of $115 thousand over the prior year, reflecting the increase in loan balances while balances of impaired and non-performing loans have declined in recent quarters. Noninterest income totaled $432 thousand for the quarter ended December 31, 2015, an increase of $203 thousand, or 88.6%, compared to the prior year. Wealth management fees increased $101 thousand compared to 2014, while income from mortgage banking activities increased $108 thousand due, in part, to the current quarter sale of $19 million in residential loans from our portfolio. Total noninterest expenses increased $14 thousand to $3.7 million for the quarter ended December 31, 2015, comparable to total noninterest expenses recorded for the quarter ended December 31, 2014. Our staffing levels and operating costs were held relatively constant on a comparative basis as we better utilized resources we employed and had in place as of year-end 2014.

Annual Earnings
Net income for the year ended December 31, 2015 increased $872 thousand, or 49.1%, compared to net income for the year ended December 31, 2014, primarily due to increased net interest income, increased noninterest income, and a decrease in the provision for loan losses, partially offset by increased noninterest expenses. Net interest income increased $2.3 million, or 14.1%, to $18.4 million for the year ended December 31, 2015, as compared to $16.1 million in the comparable 2014 period. The increase was largely due to increased loan income resulting from the growth in our residential, construction and commercial real estate loan portfolios. Our earning asset yield decreased 12 basis points to 3.97% in the year ended December 31, 2015 from 4.09% in the comparable 2014 period as stronger growth in residential loans and competitive commercial lending markets resulted in lower overall loan yields and a declining earning asset yield. Deposit and borrowing costs decreased six basis points to 0.81% in the current period. Our net interest margin was 3.31% for 2015, compared to 3.37% for 2014. The provision for loan losses decreased to $475 thousand for the year ended December 31, 2015, from $640 thousand in 2014, as impaired and non-performing loans have declined amid an extended period of low interest rates supporting a strong regional economy. Noninterest income increased $267 thousand from the prior year as income from mortgage banking activities increased $168 thousand. For the year ended December 31, 2015, noninterest expenses increased 9.49% to $14.8 million, as compared to $13.6 million in 2014. Salaries and employee benefits were $8.8 million for the year ended December 31, 2015, as compared to $8.0 million in 2014, reflecting the full year effect of staff additions associated with our wealth management subsidiary, lending division and other support personnel within the organization. Occupancy and equipment expense increased $391 thousand to $2.5 million for the year ended December 31, 2015, as compared to $2.1 million in 2014. These increases primarily reflect the current year effect of costs associated with the relocation of our wealth management offices in late 2014.

Balance Sheet Growth
Total assets were $621.2 million at December 31, 2015, representing an increase of $86.1 million compared to $535.1 million at December 31, 2014. The increase was primarily related to loan growth during the year, supported by growth in deposits and advances from the Federal Home Loan Bank (FHLB).

Net loans totaled $507.3 million at December 31, 2015, an increase of $64.0 million, as compared to December 31, 2014. Residential mortgage loans increased $23.2 million to $256.5 million at December 31, 2015, primarily due to growth in our adjustable-rate mortgage portfolio, as we continue to emphasize residential lending within our marketplace. Construction loans increased $22.2 million to $94.9 million at December 31, 2015, compared to $72.7 million at December 31, 2014, primarily due to an attractive market for residential construction lending throughout the year.

Deposits increased $41.5 million to $463.7 million at December 31, 2015. The increase was primarily attributable to an increase in certificate of deposit accounts of $39.6 million, an increase of $7.6 million in money markets accounts, an increase of $6.7 million in NOW accounts, and an increase of $5.8 million in demand deposit accounts, partially offset by a decrease of $18.2 million in savings accounts. Long-term FHLB advances increased $13.4 million to $72.9 million as we funded a portion of our loan growth with historically lower cost, long-term advances. Short-term borrowings, consisting entirely of advances from the FHLB, totaled $20.0 million at December 31, 2015, an increase of $18.0 million from December 31, 2014, as they remain a cost effective funding source for certain lending activities while supporting current liquidity needs. In December 2015, the Company issued $10.0 million in subordinated notes which will provide capital to support the continuation of our growth strategy at the Bank level.

Stockholders' equity increased $2.8 million to $52.2 million, primarily due to earnings and the impact of stock compensation plans during the year. At December 31, 2015 the Company's ratio of stockholders' equity to total assets was 8.40%, as compared to 9.22% at December 31, 2014.

About Wellesley Bancorp
Wellesley Bank and its wholly-owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides comprehensive premier banking and wealth management services to successful people, families, businesses and nonprofit organizations. The Company's teams of highly experienced and knowledgeable bankers provide exceptional personalized services and trusted advice to its clients. Wellesley Bank has been serving the greater Boston area for over 100 years with five full service banking offices and a wholly-owned wealth management company. A sixth full service banking office in Newton Centre will open in the spring of 2016.

Forward Looking Statements
This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company's summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Statements of Net Income (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Interest and dividend income:
Interest and fees on loans	$ 5,633	$ 4,863	$ 20,793	$ 18,559
Other interest and dividend income	372	256	1,292	986
Total interest and dividend income	6,005	5,119	22,085	19,545
Interest expense	1,055	900	3,690	3,425

Net interest income	4,950	4,219	18,395	16,120
Provision for loan losses	175	60	475	640

Net interest income, after provision for loan losses	4,775	4,159	17,920	15,480

Total noninterest income	432	229	1,226	959

Noninterest expenses:
Salaries and employee benefits	2,171	2,130	8,805	8,011
Occupancy and equipment	643	582	2,486	2,095
Professional fees	191	259	747	825
Other general and administrative	733	753	2,807	2,627
Total noninterest expenses	3,738	3,724	14,845	13,558

Income before income taxes	1,469	664	4,301	2,881
Provision for income taxes	564	228	1,652	1,104

Net income	$ 905	$ 436	$ 2,649	$ 1,777

Other Data:
Return on average assets (1)	0.59%	0.34%	0.46%	0.36%
Return on average equity (1)	6.85%	3.59%	5.21%	3.70%
Net interest margin (1)	3.31%	3.32%	3.31%	3.37%
Earnings per common share:
Basic	$0.39	$0.19	$1.14	$0.78
Diluted	$0.39	$0.19	$1.14	$0.77
Weighted average shares outstanding:
Basic	2,315,777	2,300,380	2,311,364	2,292,984
Diluted	2,337,379	2,310,137	2,328,936	2,299,033
Stockholders' equity to total assets at end of period	8.40%	9.22%	8.40%	9.22%
Book value per common share at end of period	$21.19	$20.07	$21.19	$20.07
Nonperforming loans to total loans at end of period	0.29%	1.08%	0.29%	1.08%

(1)	Three month data annualized

The Company's summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Balance Sheets (In thousands) (Unaudited)

	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$ 28,178	$ 19,271

Certificates of deposit	100	100
Securities available for sale, at fair value	62,434	52,681
Federal Home Loan Bank of Boston stock, at cost	5,524	3,660
Loans held for sale	1,131	537

Loans	512,419	448,084
Less allowance for loan losses	(5,112)	(4,738)
Loans, net	507,307	443,346

Bank-owned life insurance	7,073	6,841
Premises and equipment, net	3,468	3,753
Other assets	5,967	4,926

Total assets	$621,182	$535,115

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$ 64,638	$ 58,859
Interest-bearing	399,100	363,386
	463,738	422,245

Short-term borrowings	20,000	2,000
Long-term debt	72,860	59,500
Subordinated debenture	9,734	--
Accrued expenses and other liabilities	2,672	2,024
Total liabilities	569,004	485,769

Stockholders' equity	52,178	49,346

Total liabilities and stockholders' equity	$621,182	$535,115

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CONTACT: Wellesley Bancorp, Inc., Thomas J. Fontaine, President and Chief Executive Officer, 781-235-2550